October 13, 2020

Nuveen California Municipal Value Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen California Municipal Value Fund, Inc.
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special local counsel to Nuveen California Municipal Value Fund, Inc., a Minnesota corporation (the “Acquiring Fund”), in rendering the opinions hereinafter set forth with respect to the authorization and issuance of shares of the Acquiring Fund’s common stock, par value $.01 per share (the “Shares”), pursuant to the Agreement (as defined below).

We understand that the Shares will be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”), to be entered into between the Acquiring Fund and Nuveen California Municipal Value Fund 2, a Massachusetts business trust (the “Target Fund”), pursuant to which the Acquiring Fund will acquire substantially all of the assets of the Target Fund in exchange for the Shares and the assumption by the Acquiring Fund of substantially all of the liabilities of the Target Fund. We also understand that the Shares are being registered under the Securities Act of 1933, as amended, pursuant to the Acquiring Fund’s Registration Statement on Form N-14, which is being filed on or about the date of this opinion letter (the “Registration Statement”). In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by the Acquiring Fund in connection with the authorization and issuance of the Shares and the authorization of the Agreement, and we have reviewed such questions of law and examined copies of such corporate records of the Acquiring Fund, certificates of public officials and of responsible officers of the Acquiring Fund, and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deemed proper upon certificates of public officials and of a responsible officer of the Acquiring Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinions hereinafter expressed, we have assumed, with the concurrence of the Acquiring Fund, that the Agreement will be executed and delivered by the parties thereto in substantially the form approved by the Acquiring Fund’s board of directors and filed with the Registration Statement; that the Shares will be issued and delivered upon the terms, in the manner and upon satisfaction of the conditions set forth in the Agreement and the

Nuveen California Municipal Value Fund, Inc.

October 13, 2020

Registration Statement; that the Acquiring Fund will not issue Shares in excess of the numbers authorized in the Acquiring Fund’s articles of incorporation as in effect at the date of issuance; and that the Acquiring Fund will maintain its corporate existence and good standing under the laws of the State of Minnesota in effect at all times from the date of this opinion letter through the date the Shares are issued and delivered pursuant to the Agreement.

Based on the foregoing, it is our opinion that:

1.    The Acquiring Fund is a corporation validly existing and in good standing under the laws of the State of Minnesota.

2.    The Shares, when issued and delivered by the Acquiring Fund pursuant to, and upon satisfaction of the conditions set forth in, the Agreement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

JVH